Exhibit 99.1


                                   FOR:  Home Products International, Inc.

                           APPROVED BY:  James R. Tennant, Chairman & CEO
                                         Home Products International, Inc.
 FOR IMMEDIATE RELEASE                   (773) 890-1010
 ---------------------
                               CONTACT:  Investor Relations:
                                         James Winslow, Executive VP & CFO
                                         Home Products International, Inc.
                                         (773) 890-1010



                    HOME PRODUCTS INTERNATIONAL ANNOUNCES
                  FULL YEAR 2003 AND FOURTH QUARTER RESULTS

   Sales drop, raw material cost increases and tax asset write-offs lead to loss for year


      Chicago, IL, February 24, 2004 - Home Products International, Inc. (Nasdaq SmallCap: HOMZ), (the "Company"), a leader in the housewares industry, today announced financial results for its 2003 fiscal year and fourth quarter.

 Full Year 2003 Results
 ----------------------
      For the fiscal year ended December 27, 2003, the Company reported a net loss of $11.3 million, ($1.42) per diluted share, as compared to net earnings a year ago of $14.3 million, $1.73 per diluted share. Results were impacted by a decline in net sales, increased raw material costs and tax asset write-offs.

      Net sales for the year were $233.6 million, down 6% from 2002 net sales of $249.2 million. The net sales decrease was primarily due to reduced sales of low margin items and selling price decreases. Partially offsetting these negative sales factors were cost decreases related to customer deductions and programs. Such deduction and program expenses, which are recorded as a reduction of gross sales, were 5.9 % of gross sales in 2003 and 8.4% of gross sales in 2002.

      The full year results include a $15.0 million increase in raw materials, a $7.6 million increase in the valuation allowance related to deferred tax assets, $1.7 million of costs related to the closing of the Company's Eagan, Minnesota manufacturing facility, a $2.3 million gain related to buybacks of the Company's high yield bonds and $1.2 million of income from a change in estimate related to prior years' restructuring actions.

      Commenting on the full year results, James R. Tennant, chairman and chief executive officer, stated, "The rising cost of raw materials, particularly plastic resin, had a significant impact on full year results. Raw material costs increased by $15 million between years and this was not recovered from our customers. Accordingly, we have taken steps to shore up the profitability of our plastic product lines. Although we have cut costs wherever possible and will continue to do so, we cannot afford to sell our products below cost. If we cannot sell a product profitably, then we generally won't sell it. We began to make such changes in 2003 and this had a negative affect on sales."

       With regard to Kmart, Mr. Tennant remarked, "Kmart is one of our largest and most important customers. Kmart reduced its store count by 18% in 2003 and this had an impact on our sales."

 Fourth Quarter Results
 ----------------------
 The Company reported net earnings of $5.9 million, $0.74 per diluted share, for the fourth quarter ended December 27, 2003 as compared to fourth quarter net earnings a year ago of $3.0 million, $0.37 per diluted share. Earnings in the quarter were driven by lower deduction and customer program costs, reductions of restructuring reserves, gains on the buyback of the Company's high yield bonds and a decrease in the accrual for income taxes.

      Net sales in the fourth quarter were $69.0 million as compared to $70.8 million in the fourth quarter of 2002, a decrease of 2.5%. Net sales decreased primarily due to fewer promotional opportunities. A decline in selling prices as compared to the fourth quarter of 2002 also contributed to the sales decrease. Cost decreases related to customer deductions and programs resulted in a reduction of sales allowances as compared to the fourth quarter of 2002.

      Such deduction and program expenses, which are recorded as a reduction of gross sales, were 4.1% of gross sales in the fourth quarter of 2003 and 7.4% of gross sales in the fourth quarter of 2002. The reduction in deduction and program expenses resulted in lower costs to the Company of $2.4 million as compared to the fourth quarter of 2002. The lower costs are the result of the final settlement and determination of several programs. The resulting fourth quarter expense as a percent of gross sales is not indicative of management's future expectations regarding deduction and program expense percentages.

      The 2003 fourth quarter results also include a $1.4 million gain related to buybacks of the Company's high yield bonds, $1.2 million of income from changes in estimates relating to the Company's prior years' restructuring actions and $0.8 million of income from a decrease in the accrual for income taxes. The fourth quarter of 2002 results include $1.3 million of income for the favorable resolution of matters relating to the Company's prior years' restructuring actions.

      Commenting on fourth quarter results, James R. Tennant, chairman and chief executive officer, stated, "While we are pleased to report net earnings in the fourth quarter, the earnings are primarily the result of a few items that are not reflective of ongoing operating results. Our full year loss is more indicative of the current operating environment. Raw material costs have continued to increase already in 2004 and competitive pressures limit our ability to recover these cost increases with a selling price increase. While we are continuing to reduce the number of unprofitable items we sell, I fully expect that we will report a loss in the first quarter of 2004."

 Cash Flow
 ---------
      The Company reported negative cash flow (which the Company defines as the net change in cash and debt) for the year of $4.0 million. The negative cash flow was driven by the loss for the year and an increase in working capital. Buybacks of the Company's high yield bonds at a discount to market reduced debt by $2.4 million, but increases in working capital together with the reported net loss caused an overall increase in debt for the year.

      The Company continues to be in compliance with all of its loan covenants. At December 27, 2003, the Company had borrowings outstanding under the Company's $50 million senior loan agreement of $9.8 million. Additional availability to borrow based on the Company's asset base and outstanding letters of credit was $35.1 million.

 Proposed Transaction
 --------------------
      As previously reported on February 5, 2004, the Company received a proposal letter to negotiate a transaction contemplating the acquisition of all of the Company's outstanding shares for $1.50 cash per share by an entity formed by James R. Tennant, the Company's chairman and chief executive officer. A special committee of the Company's independent directors, together with its outside counsel and financial advisors, are considering the proposed transaction. That special committee is actively pursuing alternatives. The Company cautions that there cannot be any assurance that further negotiations with Mr. Tennant will result in a completed transaction, and the terms and conditions of any such transaction may differ materially from the terms of the proposal letter.


 The Company's full year 2003 and fourth quarter results conference call will take place Tuesday, February 24, 2004, starting at 11:00 a.m. Eastern Time (10:00 a.m. CT, 9:00 a.m. MT and 8:00 a.m. PT). Dial 800/310-1961, and give confirmation code 485746 approximately 10 minutes prior to conference time.


 A replay of the Company's full year 2003 and fourth quarter results conference call will be available from 2:00 p.m. Eastern Time February 24, 2004 through midnight Eastern Time March 2, 2004. Dial 888/203-1112, then enter confirmation code 485746.


 Home Products International, Inc. is an international consumer products company specializing in the manufacture and marketing of quality diversified housewares products. The Company sells its products through national and regional discounters including Kmart, Wal-Mart and Target, hardware/home centers, food/drug stores, juvenile stores and specialty stores.


 This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements that may concern the Company's future growth, operating results, product development, markets and competitive position. While management makes its best efforts to be accurate in making these forward-looking statements, such statements are based on management's current expectations and are subject to risks, uncertainties and assumptions, including those identified below as well as other risks not yet known to the Company or not currently considered material by the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those expected. These risks include unanticipated plant closing costs; unanticipated difficulties and costs associated with the relocation of equipment and the manufacture or sourcing of products; market risks such as increased competition for both the Company and its end users and changes in retail distribution channels; dependence on a few large customers; economic risks; financial risks such as fluctuations in the price of raw materials, future liquidity and access to debt and equity markets; unanticipated difficulties and costs associated with the financing of the proposed acquisition of the Company's shares and procuring the approval of holders of the Company's outstanding bonds. For a more detailed description of these and other risk factors, please refer to the Company's 10-K, 10-Q and other SEC filings. The Company undertakes no obligation to update any such factors or to announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or developments.

                       Home Products International, Inc.
               Condensed Consolidated Balance Sheets (Unaudited)
                                ($ in thousands)


                                                     December 27,  December 28,
                                                         2003          2002
                                                       --------      --------
 Cash                                                 $     797     $   3,974
 Accounts receivable, net                                47,963        48,937
 Inventories                                             17,903        25,357
 Deferred income taxes                                        -         2,559
 Prepaid expenses and other current assets                2,421         1,879
                                                       --------      --------
   Current assets                                        69,084        82,706
                                                       --------      --------
 Fixed assets, net                                       32,812        37,189
 Deferred income taxes                                        -         5,207
 Other non-current assets                                 4,019         3,553
 Other intangibles, net                                     608         1,111
 Goodwill, net                                           73,752        73,752
                                                       --------      --------
   Total assets                                       $ 180,275     $ 203,518
                                                       ========      ========

 Revolving line of credit and other current debt      $   9,969     $     158
 Accounts payable                                        21,425        22,986
 Accrued liabilities                                     17,976        28,993
                                                       --------      --------
   Current liabilities                                   49,370        52,137
                                                       --------      --------

 Long term debt                                         120,578       129,621
 Other non-current liabilities                            3,986         4,293
                                                       --------      --------
   Long term debt and other non-current liabilities     124,564       133,914
                                                       --------      --------

 Stockholders' equity                                     6,341        17,467
                                                       --------      --------
   Total liabilities and stockholders' equity         $ 180,275     $ 203,518
                                                       ========      ========


                               Home Products International, Inc.
                  Condensed Consolidated Statements of Operations (Unaudited)
                     ($ in thousands, except share and per share amounts)


                                 Thirteen weeks    Thirteen weeks      Fifty-two weeks     Fifty-two weeks
                                     ended              ended               ended               ended
                                  December 27,       December 28,        December 27,        December 28,
                                     2003               2002                2003                2002
                                --------------------------------------------------------------------------
 Net sales                      $ 68,992  100.0%   $ 70,763  100.0%   $ 233,602  100.0%   $ 249,192  100.0%
 Cost of goods sold               56,184   81.4%     57,108   80.7%     197,560   84.6%     190,705   76.5%
 Special (income) charges, net         -      -         (33)  (0.0%)          -      -         (106)  (0.0%)
                                --------------------------------------------------------------------------
   Gross profit                   12,808   18.6%     13,688   19.3%      36,042   15.4%      58,593   23.5%

 Selling, general and
   administrative expenses         7,011   10.2%      7,762   11.0%      29,801   12.8%      30,727   12.3%
 Amortization of intangibles         125    0.2%        127    0.2%         503    0.2%         507    0.2%
 Restructuring and other
   (income) charges               (1,245)  (1.8%)    (1,303)  (1.8%)     (1,245)  (0.5%)     (1,303)  (0.5%)
 Asset impairment charges              -      -         567    0.8%           -      -          567    0.2%
                                --------------------------------------------------------------------------
   Operating profit                6,917   10.0%      6,535    9.1%       6,983    2.9%      28,095   11.3%

 Interest (expense)               (3,341)  (4.8%)    (3,453)  (4.9%)    (13,653)  (5.8%)    (13,823)  (5.5%)
 Other income                      1,398    2.0%         58    0.1%       2,204    0.9%         559    0.2%
                                --------------------------------------------------------------------------
   Earnings (loss) before
     income taxes                  4,974    7.2%      3,140    4.3%      (4,466)  (2.0%)     14,831    6.0%

 Income tax benefit (expense)        959    1.4%        (94)  (0.1%)     (6,871)  (2.9%)       (527)  (0.2%)
                                --------------------------------------------------------------------------
   Net earnings (loss)          $  5,933    8.6%   $  3,046    4.2%   $ (11,337)  (4.9%)  $  14,304    5.8%
                                ==========================================================================

 Net earnings (loss) per share:
     Basic                         $0.74              $0.39              $(1.42)              $1.83
     Dilute                        $0.74              $0.37              $(1.42)              $1.73

 Number of weighted average
   common shares outstanding:
     Basic                     7,978,416          7,817,218           7,975,399           7,804,309
     Dilute                    7,978,416          8,294,652           7,975,399           8,286,790
